EXHIBIT 23.1

                        Consent of Independent Accountant

We consent to the incorporation by reference in the registration statement of Trenwick Group Ltd. on Form S-3 (File No. 333-63402) of our report dated March 31, 2003, on our audits of the consolidated financial statements and financial statement schedules of Trenwick Group Ltd. as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, which report is included in this Annual Report on Form 10-K.



PricewaterhouseCoopers LLP
New York, New York
March 31, 2003